Exhibit 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”), dated effective as of May 22, 2008, is entered into by and between CONSOLIDATED GRAPHICS, INC., a Texas corporation having its principal place of business in Houston, Harris County, Texas (“CGX”), and JOE R. DAVIS (the “Executive”); other capitalized terms used in this Agreement are defined and shall have the meanings set forth in Section 18 or elsewhere herein.
W I T N E S S E T H:
WHEREAS, Executive is employed as Chief Executive Officer of CGX;
WHEREAS, Executive and CGX are parties to that certain Employment Agreement, effective February 13, 2006 (the “Prior Employment Agreement”) and the Change in Control Agreement;
WHEREAS, in connection with his employment, Executive has been and will continue to be provided by CGX with specialized training and access to confidential information;
WHEREAS, it is the desire of the Board of Directors of CGX (the “Board”) to enter into this Agreement with Executive, which shall supersede the Prior Employment Agreement and the Change in Control Agreement, to ensure Executive’s continued employment with CGX and its subsidiaries; and
WHEREAS, Executive is willing to enter into this Agreement with CGX on the terms herein provided.
NOW, THEREFORE, in consideration of the premises, representations and mutual covenants hereinafter set forth, the parties hereby covenant and agree as follows:
1. Employment. CGX hereby continues the employment of Executive, and Executive hereby accepts such continued employment with CGX, on the terms and conditions set forth in this Agreement.
2. Employment Period. The term of Executive’s employment pursuant to the terms of this Agreement shall commence upon the Effective Date and shall continue until the fifth anniversary of the Effective Date (the original five-year term, and any automatic extension thereof, hereby referred to as the “Employment Period”). On the fifth, sixth, seventh, eighth and ninth anniversaries of the Effective Date, the Employment Period shall be automatically extended for one (1) additional year unless CGX provides, at least ninety (90) days in advance of the anniversary of the Effective Date, written notice to Executive that the Employment Period will not be so extended. Notwithstanding the above, the Employment Period will expire upon the tenth anniversary of the Effective Date or upon Executive’s termination in accordance with Section 15 or Section 16 below.

3. Duties. Executive shall (i) serve under the direction of the Board as Chief Executive Officer of CGX, (ii) have all the rights, powers and duties associated with his positions and (iii) faithfully, to the best of Executive’s ability, perform the duties and other reasonably related services assigned to Executive by the Board from time to time (the “Duties”). Executive shall be subject to, and shall comply with, CGX insider trading policies (a copy of which has been delivered to Executive) and the other policies of CGX in effect from time to time (collectively, the “CGX Policies”); provided, however, that to the extent such CGX Policies may contradict the express provisions of this Agreement, the provisions of this Agreement shall govern.  Executive shall devote his full business time, efforts and attention to the business of CGX during the Employment Period consistent with past practice and, without the prior written consent of the Board, Executive shall not during the Employment Period render any services of a business, commercial or professional nature to any person or organization other than CGX and the Affiliates or be engaged in any other business activity, other than those activities described in Section 12 below.
4. Compensation. During the Employment Period, Executive shall be compensated for Executive’s services as follows:
(a) Executive shall be paid a base salary not less than the rate of base salary paid to Executive immediately prior to the Effective Date. The base salary shall be subject to any and all customary payroll deductions, including deductions for the Federal Insurance Contributions Act and other federal, state and local taxes, and shall be reviewed by the Board at least once per annum.
(b) Except to the extent such policies may contradict the express provisions of this Agreement, in which case the provisions of this Agreement shall govern, Executive shall be eligible to receive (i) fringe benefits on the same basis as other management employees of CGX pursuant to CGX Policies in effect from time to time, including holiday time, and (ii) such vacation time as Executive may determine in his discretion; provided, however, that such vacation time shall not unreasonably interfere with the execution by Executive of his Duties hereunder and Executive shall neither accumulate vacation time nor be entitled to carryover into subsequent periods or be paid any compensation in addition to his stated salary for any vacation time planned but not taken, regardless of the reason therefor; and provided, further, that the Board in its sole discretion shall have the right at any time to implement vacation guidelines applicable to the Executive not less than generally applicable CGX policy then in effect.
(c) Executive shall be eligible to participate, to the extent that Executive meets all eligibility requirements of general application, in and receive the Employee Benefits provided by CGX in which employees and senior executives of CGX generally are eligible to participate.
5. Bonus. In addition to the other compensation set forth herein, Executive shall be eligible to participate in the CGX Annual Incentive Compensation Plan at a target bonus award level of 100% of Executive’s base salary. If Executive is employed on the last day of a fiscal year, the bonus for such fiscal year, if any, shall be deemed earned as of such date and payable whether or not employment continues beyond such date.  The bonus, if any, shall be paid on June 15 following the fiscal year in which such bonus was earned.

6. Equity Awards. In addition to the other compensation set forth herein, Executive shall receive:
(a) Effective on April 1, 2009 and April 1, 2010, restricted stock grant units (“RS Units”) covering that number of shares of CGX common stock being the greater of (i) 12,500 shares or (ii) the number of shares obtained by dividing a number as determined by the Compensation Committee, but not less than $500,000, by the closing price per share of CGX common stock as reported on the New York Stock Exchange (or if not reported on the New York Stock Exchange, such other national exchange or quotation system on which CGX common stock is then quoted) on the last trading day immediately preceding such effective date. Such RS Units shall (i) vest on the annual anniversary of the date of grant in equal increments from the date of grant over a period of no greater than five years and no less than three years and (ii) shall otherwise be granted in accordance with and subject to the terms set forth on the form of CGX Restricted Stock Grant Unit approved by the Compensation Committee pursuant to the Consolidated Graphics, Inc. Long-Term Incentive Plan, as amended (the “LTIP”).
(b) Effective in May 2008, options to purchase 450,000 shares of CGX common stock (the “Options”). Such Options shall (x) vest in 20% annual increments beginning on the first anniversary of the date of grant and continuing thereafter, (y) expire on the earlier of (1) the 180th day following termination of employment or (2) the tenth anniversary of the date of grant, and (z) otherwise be granted in accordance with and subject to the terms of the form of CGX Stock Option Agreement approved by the Compensation Committee pursuant to the LTIP. Notwithstanding any provision of this Agreement to the contrary, the Options and any other outstanding stock options held by Executive shall be fully vested and exercisable upon a Trigger Date.
7. Executive Expenses. During the Employment Period, Executive shall be entitled to be reimbursed for reasonable normal business expenses directly incurred in the performance of the Duties hereunder and in accordance with CGX Policies in effect from time to time. Such reimbursements shall be paid no later than the end of the calendar year following the calendar year in which the expenses were incurred.
8. No Competing Business. In consideration for the benefits and Confidential Information received by Executive pursuant to this Agreement, during the Noncompetition Period, Executive shall not, except as permitted by Section 12 of this Agreement, directly or indirectly own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate (whether as a proprietor, partner, employee, shareholder, member, director, officer, executive, joint venturer, investor, consultant, agent, sales representative, broker or other participant) in any Competitive Business operating in or soliciting business from CGX’s Market, without regard to (a) whether the Competitive Business has its office or other business facilities within CGX’s Market, (b) whether any of the activities of Executive referred to above occur or are performed within CGX’s Market or (c) whether Executive resides, or reports to an office, within CGX’s Market.
9. No Interference with the Business. In consideration for the benefits received by Executive pursuant to this Agreement, during the Noncompetition Period, Executive shall not:

(a) directly or indirectly solicit, induce or intentionally influence any third party sales representative, agent, supplier, lender, lessor or any other person which has a business relationship with CGX and/or any Affiliate or which had on the date of this Agreement a business relationship with CGX and/or any Affiliate to discontinue, reduce the extent of, discourage the development of or otherwise harm such relationship with CGX and/or any Affiliate;
(b) directly or indirectly attempt to induce any known customer to terminate any contract or otherwise divert from CGX and/or any Affiliate any trade or business being conducted by any such customer with CGX and/or any Affiliate or directly or indirectly attempt to solicit, induce or intentionally influence any prospective or past customer of CGX and/or any Affiliate to discontinue, reduce the extent of, or not conduct business with CGX and/or any Affiliate;
(c) directly or indirectly recruit, solicit, induce or influence any executive, employee or sales agent of CGX and/or any Affiliate to discontinue such sales, employment or agency relationship with CGX and/or any such Affiliate;
(d) employ, seek to employ or cause any other person or entity to employ or seek to employ as a sales representative or Executive any person who is then (or was at any time since the Effective Date) employed by CGX and/or any of the Affiliates; or
(e) directly or indirectly denigrate or in any manner undertake to discredit CGX, any Affiliate or any successor thereof or any person, operation or entity associated with CGX or any Affiliate.
10. No Disclosure of Confidential Information. Executive shall not directly or indirectly knowingly disclose to anyone or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than CGX and/or any of the Affiliates any Confidential Information.
11. Consideration for Restrictions. Executive acknowledges that the restrictions imposed under Sections 3, 8, 9 and 10 are supported by the consideration to be received by Executive pursuant to the terms of this Agreement.
12. Permitted Activities. The restrictions set forth in Sections 3, 8 and 9 of this Agreement shall not apply to Permitted Activities (as defined in Section 18 below).
13. Reduction of Restrictions by Court Action. If the length of time, type of activity, geographic area or other restrictions set forth in the restrictions of Sections 3, 8, 9 or 10 are deemed unreasonable in any court proceeding, the parties hereto agree that the court may reduce such restrictions to ones it deems reasonable to protect the substantial investment of CGX and the Affiliates in their businesses and the goodwill attached thereto.
14. Remedies. Executive understands that CGX and the Affiliates will not have an adequate remedy at law for the breach or threatened breach by Executive of any one or more of the covenants set forth in this Agreement and agrees that in the event of any such breach or threatened breach, CGX or any Affiliate may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin Executive from the breach or threatened breach of such covenants.  In the event either party commences legal action to enforce its or his rights under this Agreement, the prevailing party in such action shall be entitled to recover all of the costs and expenses in connection therewith, including reasonable attorney’s fees.

15. Termination Without Change in Control.
(a) The “Termination Date” shall mean the date in which the first of the following occur:
(i)	the tenth anniversary of the Effective Date;

(ii)	Executive’s death;

(iii)	the Disability (as defined below) of Executive;

(iv)	termination by CGX of Executive for Cause (as defined below);

(v)	termination by CGX of Executive without Cause;

(vi)	the resignation of Executive for any reason other than Good Reason (as defined below), which shall take effect immediately upon CGX’s receipt of such resignation, or

(vii)	the resignation of Executive for Good Reason, which shall take effect immediately upon CGX’s receipt of such resignation;
(each of clauses (i), (ii), (iii), (iv), (v), (vi), and (vii) are referred to herein as a “Termination”).
(b) If a Termination occurs pursuant to clause (ii), (iii), (v) or (vii) of Section 15(a) and is not during the Post-Change in Control Period (as defined below), then CGX shall (i) deliver or provide to Executive or Executive’s estate (1) within five days following the Termination Date (subject to compliance with Section 31 hereof), in a lump-sum payment, an amount equal to four times Executive’s annual base salary as in effect immediately prior to the Termination, (2) an amount equal to the Executive’s bonus earned under the Annual Incentive Compensation Plan for the fiscal year in which the Termination occurs based on attainment of the applicable performance goals for such bonus, pro-rated for the number of days Executive was employed during such fiscal year, payable on the date that is two and one-half months after the end of such fiscal year, and (3) if Executive so elects, COBRA benefits, provided, however, that Executive shall be responsible for the costs thereof, and (ii) take such action as may be required to (1) accelerate vesting of any then unvested Equity Awards and (2) remove all sale restrictions imposed on Equity Awards held by the Executive, whether such Equity Awards have been exercised before such Termination Date or are subsequently exercised.

(c) If a Termination occurs pursuant to clause (iv) or (vi), then CGX shall deliver to Executive (i) Executive’s base salary through the Termination Date to the extent not already paid and (ii) any other amounts earned, accrued or owing as of such Termination Date, but not yet paid by CGX to Executive.  Any Equity Awards held by Executive which are not vested as of the Termination Date shall expire or be forfeited or cancelled as of the Termination Date. In addition, all sale restrictions imposed on Equity Awards held by the Executive shall not be accelerated but shall be removed in accordance with the terms and schedule applicable to such Equity Awards.
(d) Termination of employment under this Section 15 shall not relieve Executive of his obligations under Sections 8 and 9 hereof, notwithstanding the termination of Executive’s compensation or the termination of the other terms and conditions of this Agreement.  In addition, termination of employment under this Section 15 shall not relieve Executive of his obligations under Section 10 hereof, which are intended to continue indefinitely, notwithstanding the termination of Executive’s compensation or the termination of the other terms and conditions of this Agreement.  Executive’s violation of any of his obligations under Sections 8, 9 or 10 hereof shall relieve CGX of its obligation to pay any of the amounts or provide any of the benefits as contemplated in this Agreement, including those set forth in this Section 15, except as otherwise required by law.
16. Termination After Change in Control.
(a) During the period commencing on the date on which a Change in Control occurs and, subject only to the provisions of this Section 16, continuing until the expiration of the third anniversary of the date of the occurrence of the Change in Control (the “Post-Change in Control Period”), Executive shall receive the same compensation and benefits provided in Sections 4, 5 and 6 at the levels and at rates not less than that of the Executive with respect to any calendar year during the three (3) calendar years immediately preceding the year in which the Change in Control occurred, or at such higher levels and/or rates as may be determined from time to time by the Board. If and to the extent Employee Benefits are not payable or provided to Executive under any such policy, plan, program or arrangement as a result of the amendment or termination thereof subsequent to a Change in Control, then CGX shall itself pay or provide such Employee Benefits. Nothing in this Agreement shall preclude improvement or enhancement of any such Employee Benefits, provided that no such improvement shall in any way diminish any other obligation of CGX under this Agreement.

(b) If a Termination occurs pursuant to clause (ii), (iii), (v) or (vii) of Section 15(a) and is during the Post-Change in Control Period, then CGX shall:
(i)
deliver or provide to Executive or Executive’s estate, within five days following the Termination Date (subject to compliance with Section 31 hereof), in a lump-sum payment, (A) an amount equal to the aggregate base salary (at the rate as in effect immediately prior to the Termination or, if greater, at the rate not less than that of the Executive with respect to any calendar year during the three calendar years immediately preceding the year in which the Change in Control occurred) Executive would have received from the Termination Date through the date specified in Section 15(a)(i), but not less than six times Executive’s annual base salary as in effect immediately prior to the Termination or the Change in Control, whichever is greater, and (B) an amount equal to the target bonus award for Executive under the Annual Incentive Compensation Plan for the fiscal year in which the Termination occurs pro-rated for the number of days Executive was employed during such fiscal year;

(ii)
(A) for the remainder of the Post-Change in Control Period CGX shall arrange to provide the Executive with Employee Benefits identical to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of CGX solely due to the fact that the Executive is no longer an officer or employee of CGX, then CGX shall itself pay to the Executive and/or the Executive’s dependents and beneficiaries, such Employee Benefits) and (B) without limiting the generality of the foregoing, the remainder of the Post-Change in Control Period shall be considered service with CGX for the purpose of service credits under CGX’s retirement income, supplemental executive retirement and other benefit plans applicable to the Executive and/or the Executive’s dependents and beneficiaries immediately prior to the Termination Date. Without otherwise limiting the purposes or effect of Section 22 hereof, Employee Benefits payable to the Executive pursuant to this Subsection 16(c)(ii) by reason of any “welfare benefit plan” of CGX (as the term “welfare benefit plan” is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) shall be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during such period following the Executive’s Termination Date until the expiration of the Post-Change in Control Period.

(iii)
In addition to all other compensation due to the Executive hereunder, the following shall occur immediately prior to the occurrence of a Change in Control that satisfies the requirements of Section 409A(a)(2)(A)(v) of the Code (1) all Equity Awards held by the Executive prior to a Change in Control that are options shall become exercisable, regardless of whether or not the vesting/performance conditions set forth in the relevant agreements shall have been satisfied in full; (2) all unvested Equity Awards held by Executive shall be immediately vested and eligible to be converted immediately into shares of CGX’s common stock otherwise pursuant to the terms thereof and all restrictions on the sale by the Executive of any shares of CGX’s common stock, including those pursuant to the exercise of any Equity Award imposing such restrictions, shall be removed and the securities shall become freely transferable; (3) all restrictions on any Equity Awards granted by CGX to the Executive prior to a Change in Control that are restricted securities shall be removed and the securities shall become fully vested and freely transferable, regardless of whether the vesting/performance conditions set forth in the relevant agreements shall have been satisfied in full; (4) the Executive shall have an immediate right to receive all performance shares, if any, granted prior to a Change in Control, and such performance shares, if any, shall become fully vested and freely transferable or payable without restrictions, regardless of whether or not specific performance goals set forth in the relevant agreements shall have been attained; and (5) all performance units, if any, granted to the Executive prior to a Change in Control shall become immediately payable in cash or Common Stock, at the Executive’s sole option, regardless of whether or not the relevant performance cycle has been completed, and regardless of whether any other terms and conditions of the relevant agreements shall have been satisfied in full; provided, that if the terms of any plan or agreement providing for such Equity Awards do not allow such acceleration or payment as described above, CGX shall take or cause to be taken any action required to allow such acceleration or payment or to separately pay the value of such benefits.

(c) Termination of employment under this Section 16 shall not relieve Executive of his obligations under Sections 8 and 9 hereof, notwithstanding the termination of Executive’s compensation or the termination of the other terms and conditions of this Agreement.  In addition, termination of employment under this Section 16 shall not relieve Executive of his obligations under Section 10 hereof, which are intended to continue indefinitely, notwithstanding the termination of Executive’s compensation or the termination of the other terms and conditions of this Agreement.  Executive’s violation of any of his obligations under Sections 8, 9 or 10 hereof shall relieve CGX of its obligation to pay any of the amounts or provide any of the benefits as contemplated in this Agreement, including those set forth in this Section 16, except as otherwise required by law.

17. Gross-Up.
(a) Anything in this Agreement to the contrary notwithstanding, in the event a public accounting firm selected by Executive (the “Accounting Firm”) shall determine that any payment, benefit, or distribution by CGX to Executive (whether paid or payable or distributed or distributable pursuant to the terms of Section 15 or Section 16 of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 17) (each a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then CGX shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Gross-Up Payment to Executive shall be made no earlier than the date of the Payment to which such Gross-Up Payment relates and no later than December 31st of the year following the year during which Executive remits the related taxes.
(b) Subject to the provisions of Section 17(c) below, all determinations required to be made under this Section 17, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm which shall provide detailed supporting calculations both to CGX and Executive as soon as possible following a request made by Executive or CGX.  All fees and expenses of the Accounting Firm shall be borne solely by CGX.  Any Gross-Up Payment, as determined pursuant to this Section 17, shall be paid by CGX to Executive within five (5) days of the receipt of the Accounting Firm’s determination but no later than December 31st of the year following the year during which Executive remits the taxes related to the Payment.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon CGX and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by CGX should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  If CGX exhausts its remedies pursuant to Section 17(c) below and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by CGX to or for the benefit of Executive no later than December 31st of the year following the year during which Executive remitted the related taxes.
(c) Executive shall notify CGX in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by CGX of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall set forth in reasonable detail the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the ten-day period following the date on which Executive gives such notice to CGX (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If CGX notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)	give CGX any information reasonably requested by CGX relating to such claim,
(ii)
take such action in connection with contesting such claim as CGX shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by CGX,

(iii)	cooperate with CGX in good faith to effectively contest such claim, and
(iv)	permit CGX to participate in any proceedings relating to such claim;
provided, however, that CGX shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 17(c), CGX shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as CGX shall determine; provided further, that if CGX directs Executive to pay such claim and sue for a refund, CGX shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, CGX’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(d) If, after the receipt by Executive of an amount advanced by CGX pursuant to this Section 17, Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to CGX’s complying with the requirements of this Section 17) promptly pay to CGX the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of any amount advanced by CGX pursuant to Section 17, a determination is made that Executive shall not be entitled to any refund with respect to such claim and CGX does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

18. Definitions. As used in this Agreement, terms defined in the preamble and recitals of or elsewhere in this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:
(a) Affiliate or Affiliates shall mean and refer to any direct or indirect subsidiaries of CGX, or any other entity or entities through which CGX or any subsidiary of CGX may conduct CGX’s Line of Business.
(b) Cause shall mean (i) an intentional act of material fraud, embezzlement or theft in connection with the Executive’s Duties or in the course of the Executive’s employment with CGX; (ii) intentional, wrongful damage to material property of CGX; (iii) intentional, wrongful disclosure of material secret processes or Confidential Information; or (iv) intentional wrongful engagement in any activity prohibited by Section 8 hereof; and any such act shall have been materially harmful to CGX. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of CGX. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has committed an act set forth above in this Subsection 18(b) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.
(c) For purposes of this Agreement, a Change in Control will be deemed to have occurred on the date any of the following events shall occur:
(i)
CGX is merged, consolidated, converted or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation, conversion or reorganization less than a majority of the combined voting power of the then outstanding securities of CGX or such corporation or other legal entity immediately after such transaction are held in the aggregate by the holders of Voting Stock (as hereinafter defined) of CGX immediately prior to such transaction and/or such voting power is not held by substantially all of such holders in substantially the same proportions relative to each other;

(ii)
CGX sells (directly or indirectly) all or substantially all of its assets (including, without limitation, by means of the sale of the capital stock or assets of one or more direct or indirect subsidiaries of CGX) to any other corporation or other legal entity, of which less than a majority of the combined voting power of the then outstanding voting securities (entitled to vote generally in the election of directors or persons performing similar functions on behalf of such other corporation or legal entity) of such other corporation or legal entity is held in the aggregate by the holders of Voting Stock of CGX immediately prior to such sale and/or such voting power is not held by substantially all of such holders in substantially the same proportions relative to each other;

(iii)
Any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act")) becomes (subsequent to the Effective Date) the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing twenty percent (20%) or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of CGX (“Voting Stock");

(iv)
CGX files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K, Schedule 14A or Schedule 14C (or any successor schedule, form or report or item therein) that a change in control of CGX has occurred;

(v)
If during any one (1)-year period, individuals who at the beginning of any such period constitute the directors of CGX cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by CGX’s shareholders, of each director of CGX first elected during such period was approved by a vote of at least two-thirds of (A) the directors of CGX then still in office who were directors of CGX at the beginning of any such period or (B) directors referenced in clause (A) immediately preceding plus directors of CGX whose nomination and/or election was approved by the directors referenced in clause (A) immediately preceding; or

(vi)	The shareholders of CGX approve a plan contemplating the liquidation or dissolution of CGX.

Notwithstanding the foregoing provisions of Subsection 18(c)(iii) or 18(c)(iv) hereof, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because (A) CGX, (B) a corporation or other legal entity in which CGX directly or indirectly beneficially owns 100% of the voting securities of such entity, or (C) any employee stock ownership plan or any other employee benefit plan of CGX or any wholly-owned subsidiary of CGX, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, Schedule 14A or Schedule 14C (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, or because CGX reports that a change in control of CGX has occurred by reason of such beneficial ownership.
(d) Change in Control Agreement shall mean that certain Employment and Change in Control Agreement dated July 25, 2000, as amended on February 13, 2006, between CGX and Executive.
(e) CGX’s Line of Business shall mean general commercial printing services, including digital imaging, offset lithography, composition, electronic prepress, binding and finishing services, fulfillment of printed materials and includes any products or services manufactured, developed or distributed, including electronic products and services, at any time by CGX and/or the Affiliates before or after the Effective Date.
(f) CGX’s Market shall mean the United States.
(g) Code shall mean the Internal Revenue Code of 1986, as amended.
(h) Competitive Business shall mean any person or entity engaged in a business that produces any of the products or performs any of the services comprising CGX’s Line of Business.
(i) Confidential Information shall mean trade secrets, customer and supplier lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, product and service development plans, market strategies, internal performance statistics and other competitively sensitive information belonging to and concerning CGX and/or any of the Affiliates and not generally known by or available to the public, whether or not in written or tangible form, as the same may exist at any time during the Employment Period.
(j) Disability shall mean any illness, disability or incapacity of such a character as to render Executive unable to perform his duties (which determination shall be made by the Board) for a total period of one hundred eighty (180) days, whether or not such days are consecutive, during any consecutive twelve (12) month period.
(k) Effective Date shall mean the execution date of this Agreement.
(l) Employee Benefits shall mean perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group and/or executive life, accident, health, dental, medical/hospital or other insurance (whether funded by actual insurance or self-insured by CGX), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements.

(m) Employment Period shall mean that period of time set forth in Section 2 of this Agreement.
(n) Equity Awards shall mean any award of stock options, stock appreciation rights or stock award relating to CGX common stock that are granted by CGX pursuant to a long-term incentive plan, including, but not limited to, the RS Units and the Options.
(o) Good Reason shall mean
(i)
Except as provided in clause (ii) below, (A) the material breach of this Agreement by CGX, other than any failure not occurring in bad faith that is remedied by CGX promptly after receipt of notice thereof from Executive, (B) failure to reelect the Executive as a director of CGX (or any successor to parent entity thereof) or the removal of the Executive as a director of CGX (or any successor thereto); (C) an adverse change in the nature or scope of the Executive’s authorities, powers, functions, responsibilities or Duties; a reduction in the Executive’s base salary pursuant to Section 4 and/or bonus pursuant to Section 5 received from CGX; or the termination of the Executive’s rights to any Employee Benefits or a reduction in scope or value thereof without the prior written consent of the Executive, any of which is not remedied within ten (10) calendar days after receipt by CGX of written notice from the Executive of such change, reduction or termination, as the case may be; (D) a determination by the Executive that as a result of a change in circumstances significantly affecting the Executive’s position(s), including without limitation, a change in the scope of the business or other activities for which the Executive was responsible, the Executive has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial reduction in any of the Executive’s authorities, powers, functions, responsibilities or Duties, which situation is not remedied within ten (10) calendar days after written notice to CGX from the Executive of such determination; (E) the liquidation, dissolution, merger, consolidation or reorganization of CGX or transfer of all or a significant portion of its business and/or assets (including, without limitation, by means of the sale of the capital stock or assets of one or more direct or indirect subsidiaries of CGX), unless the successor (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of CGX under this Agreement pursuant to Section 21 hereof (in which case, such entity shall be deemed to be “CGX” hereunder); (F) CGX shall require (1) that the principal place of work of the Executive be changed to any location which is in excess of forty (40) miles from the previous location thereof or (2) that the Executive travel away from the Executive’s office in the course of discharging the Executive’s responsibilities or Duties hereunder more (in terms of either consecutive days or aggregate days in any calendar year) than was previously required of the Executive, without, in either case, the Executive’s prior consent.

(ii)
During a Post-Change in Control, (A) the material breach of this Agreement by CGX, other than any failure not occurring in bad faith that is remedied by CGX promptly after receipt of notice thereof from Executive, (B) failure to elect or reelect the Executive to the office(s) which the Executive held immediately prior to a Change in Control, or failure to elect or reelect the Executive as a director of CGX (or any successor to parent entity thereof) or the removal of the Executive as a director of CGX (or any successor thereto), if the Executive shall have been a director of CGX immediately prior to the Change in Control; (C) an adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position(s) which the Executive held immediately prior to the Change in Control; a reduction in the Executive’s base pay and/or incentive pay received from CGX; or the termination of the Executive’s rights to any Employee Benefits to which the Executive was entitled immediately prior to the Change in Control or a reduction in scope or value thereof without the prior written consent of the Executive, any of which is not remedied within ten (10) calendar days after receipt by CGX of written notice from the Executive of such change, reduction or termination, as the case may be; (D) a determination by the Executive that as a result of a change in circumstances significantly affecting the Executive’s position(s), including without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to a Change in Control, the Executive has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial reduction in any of the authorities, powers, functions, responsibilities or duties attached to the position(s) held by the Executive immediately prior to the Change in Control, which situation is not remedied within ten (10) calendar days after written notice to CGX from the Executive of such determination; (E) the liquidation, dissolution, merger, consolidation or reorganization of CGX or transfer of all or a significant portion of its business and/or assets (including, without limitation, by means of the sale of the capital stock or assets of one or more direct or indirect subsidiaries of CGX), unless the successor (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of CGX under this Agreement pursuant to Section 19 hereof (in which case, such entity shall be deemed to be “CGX” hereunder); (F) CGX shall require (1) that the principal place of work of the Executive or the appropriate principal executive office of CGX or CGX’s operating division or subsidiary for which the Executive performed the majority of his services during the twelve (12)-month period preceding the Change in Control be changed to any location which is in excess of forty (40) miles from the location thereof immediately prior to the Change in Control or (2) that the Executive travel away from the Executive’s office in the course of discharging the Executive’s responsibilities or Duties hereunder more (in terms of either consecutive days or aggregate days in any calendar year) than was required of the Executive prior to the Change in Control, without, in either case, the Executive’s prior consent.

(p) Noncompetition Period shall mean the period beginning on the Effective Date and ending (i) on the first anniversary of the Termination Date or (ii) if Executive’s employment is terminated for any reason during the Post-Change in Control Period, on the Termination Date.
(q) Permitted Activities shall mean (i) owning not more than 1% of the outstanding shares of a publicly-held Competitive Business which has shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automated quotation system of a registered securities association; (ii) owning capital stock of CGX; (iii) service as a member of the board of directors of up to three entities that are not Competitive Businesses; or (iv) those activities or actions undertaken by Executive, to the extent, but only to the extent, such activities or actions are expressly approved in writing by the Board.
(r) Trigger Date shall mean the third business day immediately preceding (1) the later of the initial expiration date of a tender offer or exchange offer by any person, as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (other than CGX, any subsidiary of CGX, any employee benefit plan of CGX or of any subsidiary of CGX, and any person organized, appointed or established by CGX for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of CGX or any subsidiary of CGX), published or sent or given within the meaning of Rule 14d-2(a) promulgated under the Exchange Act as then in effect, or any later such expiration date established prior to such third business day, in each case if upon consummation thereof, such person would be the beneficial owner of 10% or more of the common stock; or (2) the record date for determining stockholders entitled to notice of, and to vote at, an annual or special meeting of stockholders at which at least two persons are standing, or have been nominated, for election as directors of CGX whose election or nomination for election by the stockholders of CGX was not approved by a vote of at least two-thirds of the members of the Board of Directors then in office (other than any such person who is standing at the request of, or who has been nominated by, the Executive or any affiliate of the Executive).

19. Notices. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission (telecopy), cable or telex to the respective parties or seven (7) days after dispatch by registered or certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties:

If to CGX:	Consolidated Graphics, Inc.
5858 Westheimer, Suite 200
Houston, Texas 77057
Attention: Chairman of the Compensation Committee

If to Executive:	Joe R. Davis
c/o Consolidated Graphics, Inc.
5858 Westheimer, Suite 200
Houston, Texas 77057
20. Legal Fees and Expenses. It is the intent of CGX that the Executive not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that CGX has failed to comply with any of its obligations under this Agreement or in the event that CGX or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, CGX irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of CGX as hereafter provided, to represent the Executive in connection with the litigation or defense of any litigation or other legal action, whether by or against CGX or any director, officer, shareholder or other person affiliated with CGX, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between CGX and such counsel, CGX irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in connection therewith CGX and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. CGX shall pay or cause to be paid and shall be solely responsible for any and all attorneys’ and related fees and expenses incurred by the Executive as a result of CGX’s failure to perform this Agreement or any provision thereof or as a result of CGX or any person contesting the validity or enforceability of this Agreement or any provision thereof as aforesaid. CGX shall pay such fees and related expenses promptly (but in no event later than December 31st of the year following the year in which such fees and expenses were incurred) after a statement or statements, prepared by such counsel in accordance with such counsel’s customary billing practices, therefor are received by CGX. Amounts eligible for reimbursement under this Section are only those amounts incurred prior to the second anniversary of the Termination Date. The maximum aggregate amount payable by CGX under this Section 20 shall not exceed $100,000.00.

21. Successors; Assignment.
(a) CGX, but not Executive, may assign or delegate any of its rights or obligations hereunder; provided, however, that without the consent of Executive, CGX shall not be relieved of any of its obligations hereunder as a result of any assignment to a third party; provided, further, that an assignment made in accordance with this section shall not constitute a termination of employment for purposes of this Agreement.
(b) CGX shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of CGX, to expressly assume and agree to perform this Agreement in the same manner and to the same extent CGX would be required to perform if no such succession had taken place.
(c) This Agreement shall be binding upon and inure to the benefit of any successor or assignee thereof and any such successor or assignee shall be deemed substituted for CGX under the terms of this Agreement and all references to “CGX” shall be deemed to mean such successor or assignee. As used in this Agreement, the term “assignee” shall include any Affiliate or person, firm, partnership, corporation or CGX which at any time, whether by merger, purchase or otherwise, acquires all of the capital stock or substantially all of the assets or business of CGX, and any assignee or successor thereof.
(d) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.
(e) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Subsection 21(a) hereof. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Subsection 21(e), CGX shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
(f) CGX and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, CGX and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

22. No Mitigation Obligation. CGX hereby acknowledges that it will be difficult, and may be impossible, for Executive to find reasonably comparable employment following the Termination Date and that the noncompetition covenants contained in Sections 8 and 9 hereof will further limit the employment opportunities for Executive. Accordingly, the parties hereto expressly agree that the payment of all such amounts and the provision of all such benefits by CGX to Executive in accordance with the terms of this Agreement will be liquidated damages, and that Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.
23. Amendment and Modification. No amendment or modification of the terms of this Agreement shall be binding upon either party unless reduced to writing and signed by Executive and a duly appointed officer of CGX.
24. Governing Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of laws thereof.
25. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.
26. Severability. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
27. Effective Date. This Agreement shall become effective only upon and as of the Effective Date.
28. Waiver. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.
29. Construction of Agreement. Headings of the sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect. Unless the contents of this Agreement otherwise clearly requires, references to the plural include the singular and the singular include the plural. Whenever the context here requires, the masculine shall refer to the feminine, the neuter shall refer to the masculine or feminine, the singular shall refer to the plural, and vice versa.
30. Prior Agreements. This Agreement is voluntarily entered into and expressly supersedes and takes the place of any prior employment and/or change in control agreements between the parties hereto, including, but not limited to, the Prior Employment Agreement and the Change in Control Agreement; provided, however, that the sale restrictions on the option awarded pursuant to Section 6(c) of the Prior Employment Agreement shall remain applicable as described therein. As of the Effective Date, the parties hereto expressly agree and hereby declare that any and all prior change in control agreements between the parties, including, but not limited to, the Prior Employment Agreement and the Change in Control Agreement, are terminated and of no force or effect.

31. Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A of the Code. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A of the Code and accompanying Treasury regulations and guidance, CGX shall, after consulting with Executive, reform such provision to comply with Section 409A of the Code, to the extent permitted under Section 409A of the Code; provided, however, that CGX agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Section 409A of the Code. Notwithstanding any provision to the contrary in this Agreement, if Executive has a Termination (other than by reason of death), is deemed on his Termination Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and CGX is a public company, then the payments and benefits under this Agreement that are subject to Section 409A of the Code shall be made or provided as soon as practicable but not prior to the later of (A) the payment date set forth in this Agreement or (B) the date that is the earliest of (i) the expiration of the six-month period measured from the Termination Date or (ii) the date of Executive’s death, in either case without interest for such delay.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE:
/s/ Joe R. Davis
JOE R. DAVIS

CGX: CONSOLIDATED GRAPHICS, INC.
By:	/s/ Larry J. Alexander
	Name:	Larry J. Alexander
	Title:	Chairman of the Compensation Committee of the Board of Directors

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